EXHIBIT 5.1

10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, California 90067
310.552.5000
310.552.5001 Fax
www.kl.com

October 29, 2004

Genetronics Biomedical Corporation

11199 Sorrento Valley Road

San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel for Genetronics Biomedical Corporation, a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 1,250,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company, issuable upon exercise of options (“Options”) granted under the Company’s Amended 2000 Stock Option Plan (the “Plan”) adopted by the Company’s Board of Directors as of April 27, 2004 and approved by its stockholders on June 17, 2004.

You have requested our opinion as to the matter set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the adoption of the Plan, the grant of the Options and the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the of Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of Options granted under the Plan included as an Exhibit to the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/S/ KIRKPATRICK & LOCKHART LLP

KIRKPATRICK & LOCKHART LLP